Exhibit 99.1

Marathon Oil Corporation’s Board of Directors Approves Spin-Off

of Marathon Petroleum Corporation

HOUSTON, May 25, 2011 – Marathon Oil Corporation (NYSE: MRO) (Marathon Oil) announced today that its Board of Directors has approved the spin-off of its downstream business through the distribution of shares of Marathon Petroleum Corporation (MPC) to holders of Marathon Oil common stock.

The distribution of MPC shares is expected to occur on June 30, 2011, with Marathon Oil shareholders receiving one share of MPC common stock for every two shares of Marathon Oil common stock held at the close of business on the record date of June 27, 2011. Fractional shares of MPC common stock will not be distributed, and any fractional share of MPC common stock otherwise issuable to a Marathon Oil shareholder will be sold in the open market on such shareholder’s behalf, and such shareholder will receive a cash payment with respect to that fractional share.

Following the distribution of MPC common stock on June 30, MPC will be an independent, publicly traded company, and Marathon Oil will retain no ownership interest. MPC has received approval for the listing of its common stock on the New York Stock Exchange under the symbol “MPC.”

The final terms of the distribution reflect that, given the financial strength of both the upstream and downstream businesses, MPC will have a minimum cash balance of $1.425 billion as of the distribution date.

The completion of the distribution is subject to the Securities and Exchange Commission (SEC) having declared effective MPC’s Registration Statement on Form 10, as amended, which MPC has filed with the SEC and is available at the SEC’s website at http://www.sec.gov.

Marathon Oil has received a private letter ruling from the Internal Revenue Service to the effect that, based on certain facts, assumptions, representations and undertakings set forth in the ruling, for U.S. federal income tax purposes, the distribution of MPC common stock and certain related transactions generally will not be taxable to Marathon Oil or U.S. holders of Marathon Oil common stock, except in respect to cash received in lieu of fractional share interests, which generally will be taxable to such holders as capital gain.

No action is required by Marathon Oil shareholders in order to receive shares of MPC common stock in the spin-off distribution, and Marathon Oil shareholders should retain their Marathon Oil stock certificates. Marathon Oil shareholders entitled to receive the dividend will receive a book-entry account statement reflecting their ownership of MPC common stock, or their brokerage account will be credited for the shares.

Marathon Oil expects that a “when-issued” public trading market for MPC common stock will commence on or about June 23, 2011, and will continue through the distribution date. Marathon Oil also anticipates that “regular way” trading of MPC common stock will begin on July 1, 2011, the first trading day following the distribution date.

Beginning on or about June 23, 2011, and through the distribution date, it is expected that there will be two ways to trade Marathon Oil common stock – either with or without the distribution of MPC common stock. Marathon Oil shareholders who sell their shares of Marathon Oil common stock in the “regular-way” market (that is, the normal trading market on the NYSE under the symbol “MRO”) after the record date and on or prior to the distribution date will be selling their right to receive shares of MPC common stock in connection with the spin-off. It is anticipated that shares of Marathon Oil common stock will also trade ex-distribution (that is, without the right to receive the MPC distribution) during that period under the symbol “MROwi.” Investors are encouraged to consult with their financial advisors regarding the specific implications of buying or selling shares of Marathon Oil common stock on or before the distribution date.

Marathon Oil expects to mail the information statement to all shareholders entitled to receive the distribution of shares of MPC common stock by mid-June 2011. The information statement will describe MPC, including the risks of owning MPC common stock, and other details regarding the spin-off.

MPC, to be based in Findlay, Ohio, is expected to be the fifth largest U.S. refiner with a top-tier downstream portfolio of strategically aligned assets concentrated mainly in the Midwest, Gulf Coast and Southeast regions of the U.S. Marathon Oil, which will remain based in Houston, will be a global exploration and production company with a strong portfolio of assets delivering defined growth leveraged to crude oil production with exploration upside.

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This release contains forward-looking statements with respect to the completion of the spin-off of Marathon Petroleum Corporation, including the expected distribution date, the listing of shares of MPC common stock on the NYSE, the tax-free nature of the spin-off, the anticipated dates for MPC common stock to begin trading on a “when-issued” basis and on a “regular-way” basis and for Marathon Oil common stock to begin trading on an “ex-distribution” basis and the expected mailing date for the information statement. Factors that could affect the spin-off include a registration statement declared effective by the U.S. Securities and Exchange Commission. This release also contains forward-looking statements with respect to expectations of additional growth leveraged to crude oil production. Although we believe that the expectations set forth in the forward-looking statements are reasonable, we can give no assurance that those expectations will prove to have been correct. Those statements are made by using various underlying assumptions and are subject to numerous uncertainties and risks, including that the spin-off distribution may not be completed as anticipated or at all and that delays or other difficulties in completing the distribution may be experienced. If one or more of these risks materialize, or if underlying assumptions prove incorrect, actual results may differ materially from those set forth in the forward-looking statements. In accordance with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, Marathon Oil Corporation has included in its

Annual Report on Form 10-K for the year ended December 31, 2010, and subsequent Forms 10-Q and 8-K, cautionary language identifying other important factors, though not necessarily all such factors, that could cause future outcomes to differ materially from those set forth in the forward-looking statements.

Media Relations Contacts

Lee Warren: 713-296-4103

John Porretto: 713-296-4102

Investor Relations Contacts

Howard Thill: 713-296-4140

Chris Phillips: 713-296-3213